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                               BROOKSTONE, INC.

           Computation of Primary and Fully Diluted Earnings (Loss)
                               PER COMMON SHARE
                     (In thousands, except per share data)
                                  (Unaudited)

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                                                   Thirteen Weeks Ended                    Thirty-nine Weeks Ended
                                          -----------------------------------       -----------------------------------
                                          November 1, 1997   November 2, 1996       November 1, 1997   November 2, 1996
                                          ----------------   ----------------       ----------------   ----------------
Net loss                                     $ (3,733)           $(3,281)               $ (7,964)          $ (7,474)
                                             ========           ========                ========           ========
Weighted average number of common
 shares outstanding                             7,775              7,681                   7,775              7,681


Adjustments to weighted average common
 shares outstanding:
Common stock issued upon exercise of
 options                                           27                 80                      19                 53
                                             --------           --------                --------           --------
Weighted average number of common
 shares as adjusted                             7,802              7,761                   7,794              7,734
                                             ========           ========                ========           ========
Net loss primary and fully diluted
 earnings per share                          $  (0.48)          $  (0.42)               $  (1.02)          $  (0.97)
                                             ========           ========                ========           ========
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